Exhibit 99.1

 ALIGN TECHNOLOGY, INC. RECEIVES OFFICIAL ACTIONS IN REEXAMINATION PROCEEDINGS

    SANTA CLARA, Calif., Aug. 7 /PRNewswire-FirstCall/ -- Align Technology, Inc. (Nasdaq: ALGN), the inventor of Invisalign(R), a proprietary method of straightening teeth without wires and brackets, today announced that the United States Patent and Trademark Office ("PTO") has recently issued official actions in Reexamination proceedings relating to Align's U.S. Patent Nos. 6,217,325 (the '325 patent) and 6,309,215 (the '215 patent). Both patents relate to the Invisalign system and have been the subject of reexamination proceedings in the PTO provoked by an unnamed petitioner.

    On July 25, 2006, the PTO issued an "Office Action" with regard to the reexamination of the '325 patent. The '325 patent had originally issued in 2001 with 26 claims. Fifteen additional claims were added by Align in the reexamination. In its July 25th Office Action the PTO confirmed the patentability of 32 claims. Align presently intends to pursue, in continuing proceedings, the allowance of the rejected claims.

    On July 27, 2006, the PTO issued a "Notice of Intent to Issue Ex Parte Reexamination Certificate" with regard to Align's '215 patent. With this Notice the PTO has now closed prosecution on the merits in the reexamination and affirmed, in the face of all the prior art cited against the patent by the unnamed petitioner, the patentability of all of Align's 42 claims pending in the reexamination. While the '215 patent entered the reexamination proceedings with 16 claims, additional claims were added in the reexamination by Align and the '215 patent will now leave the proceedings as a valid and enforceable patent with 42 claims.

    "We are extremely pleased at the promptness of the PTO in confirming the validity of the Align claims in the '325 and '215 reexamination proceedings," said Roger E. George, Vice President, Legal and General Counsel. "While a staggering amount of prior art was asserted in the reexaminations against these claims, including all the art asserted by an unnamed party, the PTO has duly considered the art and confirmed the validity of an even greater number of claims than were contained in the patents as they were originally issued several years ago. These actions by the PTO reaffirm our confidence in the strength and value of the inventions claimed in Align's broad patent portfolio."

    About Align Technology, Inc.

    Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.

    To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.

     Investor Relations Contact      Press Contact
     Barbara Domingo                 Shannon Mangum Henderson
     Align Technology, Inc.          Ethos Communication, Inc.
     408-470-1000                    678-417-1767
     investorinfo@aligntech.com      shannon@ethoscommunication.com

SOURCE  Align Technology, Inc.
    -0-                             08/07/2006
    /CONTACT: Investor Relations Contact, Barbara Domingo of Align Technology, Inc., +1-408-470-1000, or investorinfo@aligntech.com; or Press Contact, Shannon Mangum Henderson of Ethos Communication, Inc.,
+1-678-417-1767, or shannon@ethoscommunication.com, for Align Technology, Inc./
    /Web site:  http://www.invisalign.com /
    (ALGN)